                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  Schedule 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)(1)
                                             --

                       CHROMAVISION MEDICAL SYSTEMS, INC.
                    -----------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, $.01 PAR VALUE PER SHARE
                    -----------------------------------------
                         (Title of Class of Securities)

                                   17111P 10 4
                    -----------------------------------------
                                 (CUSIP Number)


                                  MAY 28, 1999
                    -----------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)

         /X/ Rule 13d-1(c)

         / / Rule 13d-1(d)


(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

    The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 17111P 10 4
          -----------

-------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

     Technology Leaders L.P. 51-0337605 C.V.
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER       (a)  /X/
     OF A GROUP (See Instructions)               (b)  / /

-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
-------------------------------------------------------------------------------
Number of Shares                    (5) Sole Voting Power
Beneficially                                0
Owned by                            -------------------------------------------
Each Reporting                      (6) Shared Voting Power
Person With:                                332,084
                                    -------------------------------------------
                                    (7) Sole Dispositive Power
                                            0
                                    -------------------------------------------
                                    (8) Shared Dispositive Power
                                            332,084
-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         332,084
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)      / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.89%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

         PN
-------------------------------------------------------------------------------

CUSIP NO. 17111P 10 4
          -----------

-------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Technology Leaders Management L.P. 51-033B641
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER       (a)  /X/
     OF A GROUP (See Instructions)               (b)  / /

-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
Number of Shares                    (5) Sole Voting Power
Beneficially                                0
Owned by                            -------------------------------------------
Each Reporting                      (6) Shared Voting Power
Person With:                                332,084
                                    -------------------------------------------
                                    (7) Sole Dispositive Power
                                            0
                                    -------------------------------------------
                                    (8) Shared Dispositive Power
                                            332,084
-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         332,084
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)      / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.89%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

         PN
-------------------------------------------------------------------------------

CUSIP NO. 17111P 10 4
          -----------

-------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Technology Leaders Offshore C.V.
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER       (a)  /X/
     OF A GROUP (See Instructions)               (b)  / /

-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands Antilles
-------------------------------------------------------------------------------
Number of Shares                    (5) Sole Voting Power
Beneficially                                0
Owned by                            -------------------------------------------
Each Reporting                      (6) Shared Voting Power
Person With:                                332,084
                                    -------------------------------------------
                                    (7) Sole Dispositive Power
                                            0
                                    -------------------------------------------
                                    (8) Shared Dispositive Power
                                            332,084
-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         332,084
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)      / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.89%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

         PN
-------------------------------------------------------------------------------

CUSIP NO. 17111P 10 4
          -----------

-------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Technology Leaders II Management L.P. 23-2787138
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER       (a)  /X/
     OF A GROUP (See Instructions)               (b)  / /

-------------------------------------------------------------------------------
(3)      SEC USE ONLY

-------------------------------------------------------------------------------
(4)      CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
Number of Shares                    (5) Sole Voting Power
Beneficially                                0
Owned by                            -------------------------------------------
Each Reporting                      (6) Shared Voting Power
Person With:                                343,719
                                    -------------------------------------------
                                    (7) Sole Dispositive Power
                                            0
                                    -------------------------------------------
                                    (8) Shared Dispositive Power
                                            343,719
-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         343,719
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)      / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.96%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

         PN
-------------------------------------------------------------------------------

CUSIP NO. 17111P 10 4
          -----------

-------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Technology Leaders II L.P.   23-2787137
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER       (a)  /X/
     OF A GROUP (See Instructions)               (b)  / /

-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
-------------------------------------------------------------------------------
Number of Shares                    (5) Sole Voting Power
Beneficially                                0
Owned by                            -------------------------------------------
Each Reporting                      (6) Shared Voting Power
Person With:                                343,719
                                    -------------------------------------------
                                    (7) Sole Dispositive Power
                                            0
                                    -------------------------------------------
                                    (8) Shared Dispositive Power
                                            343,719
-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         343,719
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)      / /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.96%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

         PN
-------------------------------------------------------------------------------

CUSIP NO. 17111P 10 4
          -----------


-------------------------------------------------------------------------------
(1)  NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

         Technology Leaders II Offshore
-------------------------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER       (a)  /X/
     OF A GROUP (See Instructions)               (b)  / /

-------------------------------------------------------------------------------
(3)  SEC USE ONLY

-------------------------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

         Netherlands Antilles
-------------------------------------------------------------------------------
Number of Shares                    (5) Sole Voting Power
Beneficially                                0
Owned by                            -------------------------------------------
Each Reporting                      (6) Shared Voting Power
Person With:                                343,719
                                    -------------------------------------------
                                    (7) Sole Dispositive Power
                                            0
                                    -------------------------------------------
                                    (8) Shared Dispositive Power
                                            343,719
-------------------------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         343,719
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See
       Instructions)      /   /

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         1.96%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

         PN
-------------------------------------------------------------------------------

CUSIP NO. 17111P 10 4
          -----------

Item 1

    (a)   NAME OF ISSUER:

              ChromaVision Medical Systems, Inc.
          ---------------------------------------------------------------------

    (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              33171 Paseo Cervesa
          ---------------------------------------------------------------------
              San Juan Capistrano, CA  92675
          ---------------------------------------------------------------------

Item 2

    (a)   NAME OF PERSON FILING:

              (1)   Technology Leaders L.P.
          ---------------------------------------------------------------------
              (2)   Technology Leaders Offshore C.V.
          ---------------------------------------------------------------------
              (3)   Technology Leaders Management L.P.
          ---------------------------------------------------------------------
              (4)   Technology Leaders II L.P.
          ---------------------------------------------------------------------
              (5)   Technology Leaders II Offshore C.V.
          ---------------------------------------------------------------------
              (6)   Technology Leaders II Management L.P.
          ---------------------------------------------------------------------


    (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE:

              (1)(3)(4)(6)      700 Building
          ---------------------------------------------------------------------
                                435 Devon Park Drive
          ---------------------------------------------------------------------
                                Wayne, PA 19087-1990
          ---------------------------------------------------------------------

              (2) (5)           c/o ABN Trustcompany (Curacao) N.V.
          ---------------------------------------------------------------------
                                P. O. Box 224
          ---------------------------------------------------------------------
                                15 Pietermaai
          ---------------------------------------------------------------------
                                Curacao, Netherlands Antilles
          ---------------------------------------------------------------------


    (c)   CITIZENSHIP:

              (1)    Delaware limited partnership
          ---------------------------------------------------------------------
              (2)    Netherlands Antilles limited partnership
          ---------------------------------------------------------------------
              (3)    Delaware limited partnership
          ---------------------------------------------------------------------
              (4)    Delaware limited partnership
          ---------------------------------------------------------------------
              (5)    Netherlands Antilles limited partnership
          ---------------------------------------------------------------------
              (6)    Delaware limited partnership
          ---------------------------------------------------------------------

    (d)   TITLE OF CLASS OF SECURITIES:

              Common Stock, $.01 par value per share
          ---------------------------------------------------------------------

    (e)   CUSIP NUMBER:

              17111P 10 4
          ---------------------------------------------------------------------

CUSIP NO. 17111P 10 4
          -----------

Item 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON IS FILING A:

    (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o)

    (b) / /  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e) / /  An investment adviser in accordance with
             section 240.13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g) / /  A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

    (j) / /  Group, in accordance with section 240.13d-1(b)(1)(ii)(J).


Item 4   OWNERSHIP:

    (a)   Amount Beneficially Owned:

          (1)(2)(3)         332,084 shares
    ---------------------------------------------------------------------------
          (4)(5)(6)         343,719 shares
    ---------------------------------------------------------------------------

    (b) Percent of Class:

           (1)(2)(3)         1.89%
    ---------------------------------------------------------------------------
           (4)(5)(6)         1.96%
    ---------------------------------------------------------------------------

CUSIP NO. 17111P 10 4
          -----------

    (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:

                  0
              -----------------------------------------------------------------
        (ii)  shared power to vote or to direct the vote:

                  (1)(2)(3)      332,084
              -----------------------------------------------------------------
                  (4)(5)(6)      343,719
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of:

                  0
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of:

                  (1)(2)(3)      332,084
                  (4)(5)(6)      343,719


Technology Leaders Management L.P. is the sole general partner of Technology Leaders L.P. ("TLLP") and a co-general partner of Technology Leaders Offshore C.V. ("TLO"). TLLP and TLO are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. TLLP is the record holder of 155,050 shares. TLO is the record holder of 177,034 shares.

Technology Leaders Management L.P. has sole authority and responsibility for all investment, voting and disposition decisions for TLLP and TLO, which powers are exercised through its ten person executive committee, by whose decisions the general partners have agreed to be bound. TLLP, TLO and Technology Leaders Management L.P. disclaim beneficial ownership of the shares beneficially owned by Technology Leaders II L.P., Technology Leaders II Offshore C.V. and Technology Leaders II Management L.P.

Technology Leaders II Management L.P. is the sole general partner of Technology Leaders II L.P. ("TL II") and a co-general partner of Technology Leaders Offshore C.V. ("TLO II"). TL II and TLO II are venture capital funds which are required by their governing documents to make all investment, voting and disposition actions in tandem. TL II is the record holder of 191,554 shares and TLO II is the record holder of 152,165 shares. Technology Leaders Management II L.P. has sole authority and responsibility for all investment, voting and disposition decisions for Technology Leaders II, which powers are exercised through its ten person executive committee, by whose decisions the general partners have agreed to be bound. TL II, TLO II and Technology Leaders II Management L.P. disclaim beneficial ownership of the shares beneficially owned by TLLP, TLO and Technology Leaders Management L.P.

The membership of the executive committee of each of Technology Leaders Management L.P. and Technology Leaders II Management L.P. currently is the same.

CUSIP NO. 17111P 10 4
          -----------

-------------------------------------------------------------------------------
Item 5   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following.    /X/
-------------------------------------------------------------------------------
Item 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

    Not applicable
-------------------------------------------------------------------------------
Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

    Not applicable
-------------------------------------------------------------------------------
Item 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

    Technology Leaders L.P., Technology Leaders Offshore C.V., Technology Leaders Management L.P., Technology Leaders II L.P., Technology Leaders II Offshore C.V., and Technology Leaders II Management L.P. are members of a group for purposes of Sections 13(d) and 13(g) of the Securities Exchange Act of 1934.
-------------------------------------------------------------------------------
Item 9   NOTICE OF DISSOLUTION OF GROUP:

    Not applicable
-------------------------------------------------------------------------------

CUSIP NO. 17111P 10 4
          -----------

Item 10  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                 TECHNOLOGY LEADERS L.P.
                                 By Technology Leaders Management L.P.,
                                 general partner

                                 By: /S/ PAM STRISOFSKY
                                     ----------------------------------
                                     Pam Strisofsky
                                     Controller, Technology Leaders
                                     Management, Inc., a general partner
Dated:  July 8, 1999



                                 TECHNOLOGY LEADERS OFFSHORE C.V.
                                 By Technology Leaders Management L.P.,
                                 co-general partner

                                 By: /S/ PAM STRISOFSKY
                                     ----------------------------------
                                     Pam Strisofsky
                                     Controller, Technology Leaders
                                     Management, Inc., a general partner
Dated:  July 8, 1999



                                 TECHNOLOGY LEADERS MANAGEMENT L.P.

                                 By: /S/ PAM STRISOFSKY
                                     ----------------------------------
                                     Pam Strisofsky
                                     Controller, Technology Leaders
                                     Management, Inc., a general partner
Dated:  July 8, 1999



                                 TECHNOLOGY LEADERS II L.P.
                                 By Technology Leaders II Management L.P., general partner

                                 By: /S/ PAM STRISOFSKY
                                     ----------------------------------
                                     Pam Strisofsky
                                     Controller, Technology Leaders
                                     Management, Inc., a general partner
Dated:  July 8, 1999

CUSIP NO. 17111P 10 4
          -----------


                                 TECHNOLOGY LEADERS II OFFSHORE C.V.
                                 By Technology Leaders II Management L.P., co-general partner

                                 By: /S/ PAM STRISOFSKY
                                     ----------------------------------
                                     Pam Strisofsky
                                     Controller, Technology Leaders
                                     Management,  Inc., a general partner
Dated:  July 8, 1999



                                 TECHNOLOGY LEADERS II MANAGEMENT L.P.

                                 By: /S/ PAM STRISOFSKY
                                     ----------------------------------
                                     Pam Strisofsky
                                     Controller, Technology Leaders
                                     Management, Inc., a general partner

Dated:  July 8, 1999